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                                                                     EXHIBIT 3.5

                                 AMENDMENT NO.1
                                       TO
                                RESTATED BY-LAWS
                                       OF
                            THE DURIRON COMPANY, INC.

RESOLVED, that Section 1 and Section 2 of Article V of the By-Laws of the Company shall be amended and restated in their entirety to read as follows:

         Section 1. Certificates for Shares. The interest of each shareholder shall either be uncertificated or evidenced by a certificate or certificates for shares of stock of the Company in such form as the Board of Directors may from time to time prescribe. The certificates of stock shall be signed by the Chairman of the Board, President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary and sealed with the seal of the Company, and shall be countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe; provided that, in case such certificates are required by such resolution to be signed by a transfer agent and a registrar, the signatures of the Chairman of the Board or the President and of the Treasurer or the Secretary, and the seal of the Company upon such certificates, may be facsimiles, engraved or printed.

         Section 2. Transfer of Shares. Shares in the capital stock of the Company shall be transferred on the books of the Company, either by the holder in person or by his attorney, upon surrender and cancellation of certificates for a like number of shares with duly executed power to transfer endorsed thereon or attached thereto, or upon proper assignment in the case of uncertificated shares.

FURTHER RESOLVED, that the remainder of the By-Laws shall remain unchanged and in full force and effect.